SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

NYMEX HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒ No fee required.

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☐	Fee paid previously with preliminary materials.

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NYMEX Holdings, Inc. (the “Company”) is submitting the following notice to stockholders of record as of April 13, 2006 (the “Stockholders of Record”) as further clarification of voting instructions for the Annual Meeting of the Company to be held on May 1, 2006. The Company will distribute this notice to stockholders in hard copy to the Stockholders of Record.

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Notice No: 06-218

April 21, 2006

2006 Annual Meeting of Stockholders

NYMEX Holdings, Inc.

Some NYMEX Stockholders have asked why they did not receive more than one (1) proxy card if they are multiple seat owners. Please be reminded that as result of the General Atlantic transaction, you now have 90,000 shares of common stock for every one (1) share of common stock that you owned prior to the closing of the General Atlantic transaction. In addition, your trading rights have been destapled from the common stock. As a result, your shares are no longer linked to your trading rights and as such, you only need one (1) proxy card to vote all of your shares. It would not have been efficient to send you one (1) proxy card for each share you own.

If you are voting all of your shares the same way, you only need to submit one (1) proxy card. Our inspector of elections, American Stock Transfer, will have a NYMEX Stockholder list that reflects the number of shares you are entitled to vote (either through ownership or ABC agreement) and record that vote accordingly. For example, if you own 90,000 shares, your vote will be recorded as 90,000 shares voted. If you have 180,000 shares, however, your vote will be recorded as 180,000 shares voted.

So, if you are voting all of your shares in the same manner, as is typically the case, you need only one (1) proxy card.

If for some reason, however, you DO NOT wish to vote all of your shares in the same way, you may request additional proxy cards from Donna Talamo, Vice President, Office of the Corporate Secretary at (212) 299-2372 and receive instructions on how to split the voting of your shares.